Exhibit 99.1

Rand Logistics Inc.

                              FOR IMMEDIATE RELEASE

                  RAND LOGISTICS APPOINTS JOSEPH MCHUGH AS CFO

New York, NY - May 4, 2006 - Rand Logistics Inc. (OTC:RAQC.OB; RAQCW.OB; RAQCU.OB) today announced that it has appointed Joseph McHugh as Chief Financial Officer of the Company.

Mr. McHugh's previous experience includes thirteen years as CFO of High Voltage Engineering Corporation, a diversified group of industrial and technology based manufacturing and services businesses. His experience includes all aspects of finance and administration, including accounting, SEC and lender financial reporting, banking, taxes, employee benefit plans, investor/lender relations, and closing complex financings, acquisitions and divestitures. Before that, from 1983 - 1992, Mr. McHugh was with General Signal Corporation, where he served as Division Controller, Product Operations Controller, and Cost Systems Development Manager. From 1977 - 1983, Mr. McHugh held various financial management positions at Honeywell Information Systems after graduating from Honeywell's Financial Development Program. He received a B.S. in Accounting and an M.B.A. from Bentley College, and is a Certified Management Accountant.

Laurence S. Levy, Chairman and CEO of Rand Logistics, stated, "I am pleased to welcome Joe to the Rand team. I have worked closely with Joe in the past, and am confident that he is an excellent choice as the Company's CFO. As we pursue the internal and external growth of the Company, I believe Rand will benefit from Joe's extensive accounting, corporate finance and M&A experience."

Jeffrey Botham will remain as CFO of Lower Lakes, Rand's wholly-owned subsidiary.

About Rand Logistics

Rand Logistics is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of seven River Class self-unloading carriers and one integrated self-unloading tug/barge unit representing more than one-third of all River Class vessels servicing the Great Lakes. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

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Forward-Looking Statements

The conference call referenced in this press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                           -OR-       INVESTOR RELATIONS COUNSEL:
Rand Logistics Inc.                           The Equity Group Inc.
Laurence S. Levy, Chairman & CEO              Loren G. Mortman
212-644-3450                                  (212) 836-9604
                                              Lauren Till
                                              (212) 836-9610, LTill@equityny.com
                                              www.theequitygroup.com

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